Exhibit 99.5

November 27, 2024

Uni-Fuels Holdings Limited

15 Beach Road, Beach Centre #05-07

Singapore 189677

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Uni-Fuels Holdings Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Gn Jong Yuh Gwendolyn
Name:	Gn Jong Yuh Gwendolyn